SHAREHOLDERS' AGREEMENT

As Parties to the present Agreement, SUNFLOWER PARTICIPAÇÕES S/A, with head offices in São Paulo, at Rua Angelina Maffei Vita, No. 280, 9th floor, registered with the CNPJ/MF Corporate Taxpayers' Registry under No. 02.949.631/0001-87, herein represented by MARIA APARECIDA CUNHA FONTANA, described below, and, WALTER FONTANA FILHO, Brazilian, married, economist, bearer of RG No. 4.250.008 and CPF No. 947.648.408-04, domiciled in São Paulo, and residing at Rua Artur de Souza Marques, 17, herein represented by Attilio Fontana Neto, described below; MARIA APARECIDA CUNHA FONTANA, Brazilian, widow, businesswoman, bearer of RG No. 3.094.000 and CPF No. 006.459.978-70, domiciled in São Paulo, and residing at Av. Angelina Maffei Vita, 280 - 9th floor, herein represented by Attilio Fontana Neto, described below; VÂNIA CUNHA FONTANA, Brazilian, legally separated, housewife, bearer of RG No. 4.240.000 and CPF No. 675.466.848-20, domiciled in São Paulo, and residing at Rua Bauru, 547, herein represented by Attilio Fontana Neto, described below; ATTILIO FONTANA NETO, Brazilian, married, company administrator, bearer of RG No. 4.250.009 and CPF No. 872.740.518- 49, domiciled in São Paulo, and residing at Rua Anunze, 291; Parties hereinafter designated "GROUP A", joint holders of common shares representing 12.49% (twelve point forty-nine per cent) of the voting capital of Sadia S/A. OSÓRIO HENRIQUE FURLAN, Brazilian, married, lawyer, bearer of RG No. 2.881.056 and CPF No. 005.522.598-53, domiciled in São Paulo, and residing at Rua Maranhão, 690, apt. 171, herein represented by Diva Helena Furlan, described below; ADMINISTRADORA E COMERCIAL OLD LTDA., with head offices in São Paulo, Capital, at Rua Paula Souza, 326 - 1st floor, registered with the CNPJ/MF Corporate Taxpayers' Registry under No. 60.606.845/0001-57, herein represented by Diva Helena Furlan, described below; LUCY FONTANA FURLAN, Brazilian, married, businesswoman, bearer of RG No. 2.930.531 and CPF No. 019.514.408-20, domiciled in São Paulo, and residing at Rua Maranhão, 690, apt. 171, herein represented by Diva Helena Furlan, described below; OSÓRIO HENRIQUE FURLAN JÚNIOR, Brazilian, married, lawyer, bearer of RG No. 2.985.144 and CPF No. 019.490.478-49, domiciled in São Paulo, and residing at Rua Wanderley, 350, apt. 91, herein represented by Diva Helena Furlan, described below; LUIZ FERNANDO FURLAN, Brazilian, married, company administrator, bearer of RG No. 2.985.393 and CPF No. 019.489.978-00, and residing at Alameda Escócia, 275, Alphaville Residencial I, in Barueri, SP, herein represented by Diva Helena Furlan, described below; DIVA HELENA FURLAN, Brazilian, divorced, lawyer, bearer of RG No. 2.985.455 and CPF No. 023.323.648-11, domiciled in São Paulo, and residing at Rua Piauí, 900, 9th floor; LUCILA MARIA FURLAN UCHÔA CAVALCANTI, Brazilian, married, company administrator, bearer of RG No. 2.987.386 and CPF No. 680.567.538-34, domiciled in São Paulo, and residing at Rua Bahia, 350 - 7th floor, hereby represented by Diva Helena Furlan, described above; LEILA MARIA FURLAN DA SILVA TELLES, Brazilian, married, company administrator, bearer of RG No. 2.987.376 and CPF No. 051.026.578-28, domiciled in São Paulo, and residing at Rua Bahia, 254, 5th floor, herein represented by Diva Helena Furlan, described above; ANA MARIA GONÇALVES FURLAN, Brazilian, married, fine artist, bearer of RG No. 5.130.009 and CPF No. 160.846.148-33, and residing at Alameda Escócia, 275, Alphaville Residencial I, in Barueri, SP, herein represented by Diva Helena Furlan, described above; GABRIELLA GONÇALVES FURLAN, Brazilian, single, company administrator, bearer of RG No. 14.854.049-1 and CPF No. 213.016.908-21, and residing at Alameda Escócia, 275, Alphaville Residencial I, in Barueri, SP, herein represented by Diva Helena Furlan, described above; Parties hereinafter designated "GROUP B", joint holders of common shares representing 16.11% (sixteen point eleven per cent) of the voting capital of Sadia S/A; ODYLLA FONTANA D'ÁVILA, Brazilian, married, house wife, bearer of RG No. 8.295.930 and CPF No. 005.772.279-04, domiciled in São Paulo, and residing at Rua Benett, 91, herein represented by Eduardo Fontana d'Ávila listed below; EDUARDO FONTANA D'AVILA, Brazilian, married, civil engineer, bearer of RG No. 5.142.157 and CPF No. 947.648.328-87, domiciled in São Paulo, and residing at Rua Joaquim Cândido de Azevedo Marques, 750; Parties hereinafter designated "GROUP C", joint holders of common shares representing 3.13% (three point thirteen per cent) of the voting capital of Sadia S/A; RUTH CARVALHO FONTANA, Brazilian, widow, housewife, bearer of RG No. 12.239.658 and CPF No. 573.570.138-04, domiciled and residing at Alameda Samoa, 240, Santana do Parnaíba, SP, herein represented by Carla Maria Carvalho Fontana, described below; CARLA MARIA CARVALHO FONTANA, Brazilian, married, businesswoman, bearer of RG No. 556.887 and CPF No. 047.735.808-01, and residing at Alameda Samoa, 222, in Santana do Parnaíba, SP; Parties hereafter designated "GROUP D", joint holders of common shares representing 4.33% (four point thirty-three per cent) of the voting capital of Sadia S/A; MARIO FONTANA, Brazilian, married, industrialist, bearer of RG No. 3.705.362 and CPF No. 006.357.238-91, domiciled in São Paulo, and residing at Rua Elias Cutait, 145, herein represented by Romano Ancelmo Fontana Filho, described below; ONEIDA MARIA SCHNITZER FONTANA, Brazilian, married, housewife, bearer of RG No. 3.718.043 and CPF No. 212.690.148-38, domiciled in São Paulo, and residing at Rua Elias Cutait, 145, herein represented by Romano Ancelmo Fontana Filho, described below; ITÁLIA BORDIN FONTANA, Brazilian, widow, housewife, bearer of RG No. 14/R 128.366 and CPF No. 723.564.649-72, and residing at Rua Romano Ancelmo Fontana, 575, in Concórdia, SC, herein represented by Romano Ancelmo Fontana Filho, described below; ROMANO ANCELMO FONTANA FILHO, Brazilian, married, company administrator, bearer of RG No. 6.306.296 and CPF No. 005.776.939-72, and residing at Alameda Rússia, 733, Alphaville Residencial I, in Barueri, SP; MARIA APARECIDA FONTANA MINCARONI, Brazilian, married, businesswoman, bearer of RG No. 14/R 841.762 and CPF No. 503.872.199-00, and residing at Rua Romano Ancelmo Fontana, 617, in Concórdia, SC, herein represented by Romano Ancelmo Fontana Filho, described above; JOÃO DOMINGOS FONTANA, Brazilian, divorced, doctor, bearer of RG No. 70.209.395-71 and CPF No. 525.438.037-34, and residing at Avenida Independência, 855, apt. 1101, in Porto Alegre, RS, herein represented by Romano Ancelmo Fontana Filho, described above; JOSÉ CARLOS FONTANA, Brazilian, married, zoo-technician, bearer of RG No. 14/R 143.602 and CPF No. 295.280.209-25, and residing at Rua Serafina Correia, 1019, in Toledo, PR, herein represented by Romano Ancelmo Fontana Filho, described above; VERA LÚCIA FONTANA SCHMIDT, Brazilian, married, businesswoman, bearer of RG No. 35.711.000-6 and CPF No. 296.337.688-02, domiciled in São Paulo, and residing at Rua Marcos Mélega, 150, apt. H18, herein represented by Romano Ancelmo Fontana Filho, described above; MARCELO FONTANA, Brazilian, married, systems analyst, bearer of RG No. 17.924.408 and CPF No. 460.201.369-49, domiciled in São Paulo, and residing at Rua Senador Vergueiro, 289, house 18, herein represented by Romano Ancelmo Fontana Filho, described above; FLÁVIO RIFFEL SCHMIDT, Brazilian, married, company administrator, bearer of RG No. 32.241.173-3 and CPF No. 219.457.999-00, domiciled in São Paulo, and residing at Rua Marcos Mélega, 150, apt. H18, herein represented by Romano Ancelmo Fontana Filho, described above; Parties hereafter designated "GROUP E", joint holders of 7.49% (seven point forty-nine per cent) of the voting capital of Sadia S/A; LIANA FILARDI FONTANA, Brazilian, widow, housewife, bearer of RG No. 1.071.499 and CPF No. 086.429.448-46, domiciled in São Paulo, and residing at Rua Tucumã, 435, 7th floor, herein represented by Ottoni Romano Fontana Filho, described below; RENATA FONTANA PUSSET, Brazilian, married, student, bearer of RG No. 4.222.002 and CPF No. 673.371.638-00, domiciled in São Paulo, and residing at Rua Cardoso de Melo Júnior, 96, herein represented by Ottoni Romano Fontana Filho, described below; MARINA FONTANA KHEIRALLAH, Brazilian, legally separated, decorator, bearer of RG No. 4.222.001 and CPF No. 178.280.868-06, domiciled in São Paulo, and residing at Rua Cardoso de Mello Júnior, 140, herein represented by Ottoni Romano Fontana Filho, dscribed below; OTTONI ROMANO FONTANA FILHO, Brazilian, married, company administrator, bearer of RG No. 4.222.221 and CPF No. 040.864.338-26, domiciled in São Paulo, and residing at Rua Tucumã, 435, 7th floor; PEDRO ALBERTO FONTANA Brazilian, married, merchant, bearer of RG No. 01.942.829-1 and CPF No. 026.775.047-15, and residing at Rua Guapeni, 53, apt. 301, in Rio de Janeiro, RJ, herein represented by Ottoni Romano Fontana Filho, described above; ODEON ANTÔNIO FONTANA, Brazilian, married, accountancy technician, bearer of RG No. 712.743 and CPF No. 001.564.501-00, and residing at Rua José da Silva, 887, in Ribeirão Preto, SP, herein represented by Ottoni Romano Fontana Filho, described above; SANDRA MARIA FONTANA, Brazilian, married, housewife, bearer of RG No. 236.404 and CPF No. 183.268.498-98, and residing at Rua José da Silva, 887, in Ribeirão Preto, SP, herein represented by Ottoni Romano Fontana Filho, described above; SOELY MACHADO FONTANA, Brazilian, widow, housewife, bearer of RG No. 587.575 and CPF No. 111.408.799-87, and residing at Rua Piauí, No. 235, ed. 204, in Londrina, PR, herein represented by Ottoni Romano Fontana Filho, described above; Parties hereafter designated "GROUP F", joint holders of common shares representing 4.76% (four point seventy-six per cent) of the voting capital of Sadia S/A; and OMAR FONTANA, Brazilian, married, business man, bearer of RG No. 1.041.808 and CPF No. 008.629.838-00, domiciled in São Paulo, and residing at Rua Almirante Pereira Guimarães, 257, herein represented by Denilda Pereira Fontana, described below; DENILDA PEREIRA FONTANA, Brazilian, married, businesswoman, bearer of RG No. 2.085.161 and CPF No. 143.309.578-50, domiciled in São Paulo, and residing at Rua Almirante Pereira Guimarães, 257; VALÉRIA PEREIRA FONTANA, Brazilian, divorced, housewife, bearer of RG No. 5.933.603 and CPF No. 064.020.098-22, domiciled in São Paulo, and residing at Rua Pará, 81, apt. 51, herein represented by Denilda Pereira Fontana, described above; MARIA EUGÊNIA PEREIRA FONTANA, Brazilian, single, housewife, bearer of RG No. 5.933.602 and CPF No. 069.129.298-18, domiciled in São Paulo, and residing at Rua Evezu, 48, herein represented by Denilda Pereira Fontana, described above; Parties hereinafter designated "GROUP G", joint holders of common shares representing 6.69% (six point sixty-nine per cent) of the voting capital of Sadia S/A; and FUNDAÇÃO ATTILIO FRANCISCO XAVIER FONTANA, with head offices in São Paulo, at Rua Coroados, 50, Vila Anastácio, registered with the CNPJ/MF Corporate Taxpayers' Registry under No. 48.083.091/0001-00, herein represented by its President, Alfredo Felipe da Luz Sobrinho, Brazilian, married, lawyer, bearer of RG No. 134.000-SSP/DF and CPF No. 003.289.871-15, domiciled in São Paulo, and residing at Rua Gaivotas, 1027, apt. 172; Party hereafter designated "FOUNDATION", holder of 9.64% (nine point sixty-four per cent) of the voting capital of Sadia S/A; and lastly, as Intervener, SADIA S/A, with head office in Rua Senador Attilio Fontana, 86, Concórdia, SC, registered with the CNPJ/MF Corporate taxpayers' Registry under No. 003.906.591/0001-59, hereinafter designated the COMPANY; in the present Agreement and in full accordance with applicable law,

WHEREAS the Parties are joint holders of common shares representing, in total, 64.64% (sixty-four point sixty-four per cent) of the voting capital of the Company;

WHEREAS this shareholding accords the Parties, in conjunction, the controlling stake in the Company;

WHEREAS it is in the common interest of the Parties to regulate the exercise, maintenance and organization of this stock control;

WHEREAS it is in the common interest of the Parties to regulate acquisitions and sales of its respective shareholdings in the capital of the Company, between themselves and third parties, with the purpose, on the one hand, of maintaining the liquidity of its common shares and, on the other, of maintaining the block of controlling stock, including in the event of transferring the latter to third parties;

WHEREAS the Parties wish to give legal effect to their joint decision to establish common and uniform procedures in all other questions that may involve their interests as controlling shareholders in the Company ;

WHEREAS the Parties intend, furthermore, to preserve the ideals of the Company's founder and history, working to fulfill its corporate purpose and the principles of ethics, democracy and transparency in relations among themselves and with the Company ;

WHEREAS the Parties wish to establish principles and criteria for the policies of expansion in investments, remuneration and capital gains, stimulating the social and economic development of the communities inside and outside the Company ;

WHEREAS the Parties wish to expressly state that this is a multiparty contract, for all intents and purposes, permanently allowing new individuals or legal entities to become parties to it without the need for contractual amendments, provided such new signatories, in each case, abide by the requirements of the current Parties;

WHEREAS the Parties have decided to form Groups, based on kinship or affinity, without prejudice to the autonomy of each Party, each Group being required to name a Representative who will be responsible for representing the members of the Group for the purposes set forth in this Agreement and duly observing the duties of loyalty and diligence;

WHEREAS , furthermore, the Fundação Attilio Francisco Xavier Fontana ("Foundation") also subscribes to the present Agreement, as a Party to the Agreement;

WHEREAS the Company Bylaws will be amended to comply with the terms and conditions contained in this Agreement;

WHEREAS the Parties pledge to exert their best efforts to ensure the maximization of the performance and result of the Company, to fulfill its corporate purpose as effectively as possible;

THE PARTIES have decided to sign this SHAREHOLDERS' AGREEMENT, subject to all applicable law and the conditions stipulated below:

I - SHARES BOUND BY THE AGREEMENT

1.1. This Agreement binds all shares with voting rights which the signatories currently possess, as well as all those which they may come to hold in the future, whether by paid or free acquisition, inter vivos or mortis causa , or by subscription in capital increases in money, goods, rights or credits, or as a result of bonuses and splits, or any other means. These shares are hereinafter referred to as "affected shares".

Sole Paragraph - The common shares of each Party bound to the Agreement are those that are contained, or will be contained, in the respective common share deposit account registered with the depository financial institution contracted by the Company. These shares will make up part of the "List for the Blocking of Shares Bound by the Shareholders' Agreement" (Annex I), which will be initialed by the Parties and included as an integral part of this Agreement. This List must be updated each time an alteration occurs to the shareholdings of the Parties. Furthermore, the Parties must immediately inform the depository financial institution, via the Agreement Coordinator, of any alteration in their shareholdings, including those arising from donations, usufruct or succession.

1.2. To maintain the same shareholding percentage of affected shares as exists today, the Parties pledge to exert their best efforts to follow all of the Company's capital stock increases made by subscription, related to the common shares. Respective subscription rights shall be bound by the preference rights described in Section VI.

II - REPRESENTATION

2.1. The Groups formed by the Parties are represented, for all purposes under this Agreement, by one of their members, designated the Representative, and, in the absence of this Representative, by a proxy, duly appointed through the attached instrument of power-of-attorney (Annex II). The Foundation will be represented, in accordance with its charter, by its legal representative, who will also be designated as a Representative.

§ 1 - When Representatives and/or their proxies are unable to attend the Preliminary Meetings described in Section III of this Agreement, the Groups and the Foundation may be represented by a Representative or proxy from another Group, on presentation of a special power-of-attorney to this effect, specifying the respective votes.

2.2. To achieve the purpose of this Agreement, one of its members will be elected as Coordinator, along with its proxy, by an absolute majority of the affected shares, at a Preliminary Meeting, described in Section III of this Agreement.

§ 1 - The Coordinator may be dismissed at any time, also by absolute majority of the Parties, according to the number of shares each one holds in the Company's voting capital, at a Preliminary Meeting, described in Section III of this Agreement.

§ 2 - The Coordinator's term of office shall be 01 (one) year, as of the date of his election, with the possibility of being re-elected.

§ 3 - It is prohibited for the Coordinator to occupy the position of President or any executive position of the Company or its subsidiaries.

2.3. The Coordinator is responsible for:

I - representing all the Parties in the General Meetings of the Company;

II - calling and directing the Preliminary Meetings of the Parties described in Section III of this Agreement;

III - representing the interests of the Parties, in the matters related to this Agreement, in accordance with all the rules and procedures stipulated in herein.

Sole Paragraph - Wherever the Coordinator is incapable of performing its duties, he shall be substituted in full by his proxy.

2.4. For the purposes of Article 126, § 1 of Law No. 6.404, 1976 (Annex III), for each year in which the present Agreement remains in force, the Parties will grant instruments empowering the Representative of their Groups to represent them in the Company's Preliminary Meetings and General Assemblies. These instruments will remain filed with the Company.

Paragraph 1 - The Representatives from each Group, in turn, will execute instruments delegating the powers conferred upon them by the Parties to the Coordinator, specifically to represent them at the Company's General Meetings. These instruments will be valid for one year, and will also be filed with the Company.

Paragraph 2 - In accordance with the resolutions of the Preliminary Meeting, the Coordinator or, in his absence, his proxy, will vote on those issues within jurisdiction of the General Assembly, in strict accordance with, and within the limits of, the resolutions taken at the Preliminary Meeting.

III - PRELIMINARY MEETINGS

3.1. To fulfill the object of this Agreement, the Representatives of the Parties to the Agreement shall hold, in the Company's headquarters or at any previously established location, a PRELIMINARY MEETING before each Shareholders' General Meeting, or at intervals of 90 (ninety) days, or whenever deemed necessary, to establish a consensus on issues to be discussed at the Shareholders' General Meeting considered pertinent to this Agreement as well as any other issues of interest to the Groups of the Parties or the Foundation, as described below.

Paragraph 1 - The Foundation's Representative shall attend the Preliminary Meeting to vote on items included on the Meeting Agenda with a specific power-of-attorney obtained though a formal meeting of the Foundation's Board of Trustees in relation to the votes it shall cast.

Paragraph 2 - The Preliminary Meeting shall be summoned in a timely matter by the Coordinator, either on his initiative or at the request of any of the Representatives or the Foundation, by fax, telegram or any written form of communication, at least 5 (five) days in advance. The meeting notice shall contain, in a succinct and clear fashion, all issues to be discussed.

Paragraph 3 - If a Shareholders' Extraordinary Meeting takes place without a Preliminary Meeting, the Coordinator shall attend the meeting and vote exclusively for the suspension of any pending projects to allow for the Preliminary Meeting to be held.

Paragraph 4 - If the item "other issues of company interest" arises as a topic that had not been deliberated in the preliminary meeting held immediately before the General Meeting, the Coordinator shall equally vote for the suspension of any pending projects until the Parties can deliberate on the aforementioned topic in an official meeting.

3.2. The Preliminary Meeting shall take place in the first summoning with the presence of at least 2/3 (two-thirds) of the Representatives of the Parties, and the second summoning shall take place within a 1 (one) hour period with the presence of 51% (fifty one percent). Subsequently, 24 (twenty four) hours later, the third summoning of the Preliminary Meeting shall take place, including any number of participants and counting, in any case, the shares related to the Agreement (affected shares), as per the updated "List for the Blocking of Shares Bound by the Shareholders' Agreement".

Sole Paragraph - For deliberations on the admission of new Parties to the Agreement (clause 10.1), the Preliminary Meeting shall take place with the participation of Representatives of 66% (sixty-six percent) of the affected shares. For deliberations on withdrawal requests, as per Clause 10.2, the Preliminary Meeting shall take place with the participation of Representatives of 75% (seventy-five percent) of the affected shares, including the Representative of the Party to the Agreement that has requested the withdrawal.

3.3. Each common share that the Party to the Agreement possesses shall correspond to one vote in the Preliminary Meeting deliberations.

3.4. The decisions taken during the Preliminary Meetings shall be followed by all Parties, including those absent, when such deliberations are approved by at least 66% (sixty-six percent) of the votes presented at the Preliminary Meeting.

3.5 Each Group shall be represented on the Board of Directors in a manner that is proportional to the affected shares possessed by each, with this representation proportionally divided by the number of board members elected by the Parties nominated at the Preliminary Meeting.

Sole Paragraph - The Groups shall have the option of adding their affected shares for the purpose of electing Board members in each fiscal year.

3.6. Minutes shall be recorded of each Preliminary Meeting and shall be signed by all Representatives who are present, and these minutes shall contain a summary of all the decisions made and describe the prevalent orientation and the specific item for which the Coordinator shall place his vote in relation to the totality of affected shares in the Shareholders' General Meeting.

IV - EXERCISE OF RIGHT TO VOTE

4.1. On the occasion of the Shareholders' General Meeting, the right to vote that is inherent to affected shares shall be exercised by the Coordinator or his proxy, always in a single sense and in a uniform manner, as established in Paragraph 1 of this Clause.

Paragraph 1 - The Coordinator elected in accordance with Clause 2.2 or his proxy shall vote with the totality of the affected shares, in accordance with the deliberations of the Preliminary Meeting described in Clause 3.1 et seq. The individual vote of any Party is prohibited, regardless of whether or not it participated in the respective Preliminary Meeting.

Paragraph 2 - Any vote that contradicts this Agreement shall be ineffective in relation to the Company, and the officiating table of the Shareholders' General Meeting shall be impeded from tallying such votes in the deliberative quorum.

V - SHARE ACQUISITION RESERVE FUND

5.1. The Groups agree to reserve up to 10% (ten percent) of the value they receive as dividends distributed by the Company for the constitution and maintenance of a Share Acquisition Reserve Fund, in the form of a share Condominium, to allow the acquisition of affected shares. This contribution shall be mandatory, charged at equal percentages for all Groups, and its value shall be decided in a meeting of the Parties, always striving to preserve the principle of proportionality.

Paragraph 1 - The Share Acquisition Reserve Fund shall be administered by the head of the Condominium, elected by the Parties in a Preliminary Meeting.

Paragraph 2 - The Fund shall function according to its regulations, which shall be established by the Representatives of the Parties within a period of 6 (six) months as of the signing of this Agreement.

VI - PREFERENCE RIGHTS IN THE SALE OF AFFECTED SHARES

6.1. The transfer of affected shares, subscription rights and/or other securities that are convertible or exchangeable into the Company's voting shares, between Parties in the same Group are excluded from the restrictions established in this Section. Such exclusion includes inter vivos or mortis causa transfers, as well as transfers between Parties and holding/administrative companies they control, whether previously existing or later formed, provided that such companies be Special Purpose Companies (SPC) intended to hold stakes in the Company's capital, and provided they sign this Agreement, with the shares remaining wholly bound by it.

6.2. If any Party wishes to transfer, in any way, whether in part or in whole, its affected shares, subscription rights and or securities convertible or exchangeable for Company voting stock, and if no other member of the same Group is interested in such an acquisition, as evidenced in writing within a period of 15 (fifteen) consecutive days as of the date of the offer communication, the Parties from other Groups and the Foundation shall have preference in this acquisition and their Representatives shall be notified of the intention to sell in a written document containing the type of share, the quantity and the price, in accordance with the requirements established in the sole paragraph of Clause 6.3 below, and the payment conditions of the securities and the business rights to be transferred.

6.3. The Representatives, before submitting their offer to members of the respective Groups and the Foundation, shall confirm the viability of the Share Acquisition Reserve Fund, which is constituted by the Parties pursuant to Clause 5.1, as a preferred recipient the totality, and no less than the totality, of the offered shares, for the price and by the deadline referred to in Clause 6.2 above.

Sole Paragraph - The Parties hereby agree that the affected shares shall be sold to the Share Acquisition Reserve Fund for a price that is always equal to the market price for 2 (two) preferred shares, based on the average price recorded over the 90 (ninety) previous days on the São Paulo Stock Exchange (BOVESPA).

6.4. When the acquisition of the Company's shares by the Share Acquisition Reserve Fund is impossible, the Group and Foundation's Representatives shall immediately inform the members of their Groups of the offer conditions, and the recipients shall have a period of 15 (fifteen) consecutive days as of the date of receipt of the communication to give their response.

§ 1 - Each offer recipient shall only be able to exercise its right of preference over the totality, and no less than the totality, of the shares and or rights offered in proportion to the number of affected common shares for which they hold titles under the current "List for the Blocking of Shares Bound by the Shareholders' Agreement", without harming the right of preference over the Surplus described in § 3 below.

§ 2 - Any Party's failure to act within the period established above represents the waiver of the right of preference. Assignment of this right to any other Party or third party is prohibited, unless within the same Group.

§ 3 - In the event that there is a Surplus resulting from the non-exercise of the right of preference by one or more Party, such Surplus shall be offered to the Parties that exercised the right of preference, in such a way as to permit the acquisition of the totality of the offered shares. Each one of the Parties, in order to exercise the right of preference over the Surplus, shall respond to the Offering Party in writing within 15 (fifteen) days from the receipt of the offer notice, indicating the following: a) its wish to exercise the right of preference upon the totality, and no less than the totality, of the proportional part that it owns of the confirmed Surplus; or b) its wish to waive the right of preference over the Surplus. Failure to respond within the prescribed period shall be deemed a waiver of the right of preference. Furthermore, the assignment of this right of preference, at any time, to any other Party or third party, is prohibited, unless within the same Group.

6.5. To maintain the Parties' proportional shareholdings, any Party that may come to acquire, directly or indirectly, from third parties or non-parties to the Agreement (including the capital market), shares, subscription rights and/or other securities that are convertible or exchangeable for Corporate voting stock, including personally-sought acquisition , must offer the same shares and/or rights to the other Parties through correspondence sent to the Coordinator, for pro-rata division, and in accordance with each group's percentage of participation. The Coordinator shall then immediately send the letter to all Representatives, and the Offering Party shall be required to take appropriate action within 15 (fifteen) consecutive days as of the offer receipt date.

Sole Paragraph - For the purpose of exercising the right of preference in the pro-rata division, the sale price of the shares or the subscription rights shall be equivalent to the result of the total paid, or to be paid, by the acquiring party to the selling third party, including brokerage fees and any other fee, when applicable, and including the updated price based on the variation of the Interbank Certificate of Deposit (CDI - Certificado de Depósito Interbancário).

6.6. Assignments and acquisitions of affected shares, subscription rights and/or other securities that are convertible or exchangeable for Company voting stock made in violation of this Agreement shall be null and void before the Company, which shall not recognize any corresponding exercise of equity or personal voting rights. Furthermore, the registration of such securities in company books shall be prohibited.

VII - BLOCK SALE

7.1. If the Parties holding rights of preference have not exercised their respective rights over the totality of the offered shares according to the terms of the previous clauses, the offering Party shall only sell its shares, rights and securities to third parties in the manner established in Clause 7.2, and for no less than the value established in the Sole Paragraph of Clause 6.3.

7.2. In order to permit the block trade of affected shares representing shareholder control of the Company, the Parties hereby agree not to sell their shares to non-Party third parties, unless such third party is expressly willing to purchase all shares that any of the other Parties wish to sell, for the same price and under the same conditions that were originally stipulated for sale, with the purchaser having a total of 15 (fifteen) consecutive days beginning on the date that the offer was communicated to give its acc ept ance.

7.3. The indirect sale of affected shares to non-Party third parties through the transfer of control of controlled companies is strictly prohibited, as it violates the preference provisions established in this Agreement.

7.4. If any of the Parties transfers to third parties its affected shares, subscription rights and/or other securities convertible or exchangeable for Company voting shares due to the failure of any of the other Parties to exercise its preference rights, as established in Sections VI and VII, the buyer shall be required, simultaneously with the purchase, to sign this Agreement, succeeding the seller in the respective rights and obligations.

VIII - ENCUMBRANCE

8.1. No Party shall be permitted to encumber, in any way, its shares bound by this Agreement (affected shares), nor the subscription rights inherent to said shares, exc ept in the case of the preferential acquisition of affected shares, as established in this Agreement, and provided that such encumbrance and acquisition is unanimously approved by the Parties.

Sole Paragraph - In the event that the affected shares are attached as part of a court judgment, the executor or judicial purchaser of these shares shall not enter into this Agreement.

IX - DONATION

9.1. Any Party may donate part or all of its affected shares solely to its heirs, provided that the donee signs this Agreement. Furthermore, a usufruct clause in favor of the donor must be established, related to voting, subscription rights, bonuses and stock splits that come to be attributed to the donated shares.

X - ADMISSION OF SHAREHOLDERS HOLDING NON-AFFECTED SHARES

10.1. The admission of new Parties holding non-affected shares shall always be subject to the approval of the Representatives, at a Preliminary Meeting, representing at least 66% (sixty six percent) of the shares bound by this Agreement, exc ept in the circumstances described in Clause 6.1.

Sole Paragraph - the Representatives of the Parties , subject to the same quorum above, may establish, in each case, special entry requirements for new Parties to the Agreement.

10.2. The withdrawal of any Party must be requested by the interested Party by correspondence directed to the Coordinator and is subject to the approval of 75% (seventy five percent) of the affected shares of the Parties, to be decided at a Preliminary Meeting. If such approval is not granted, the Party shall continue to be bound by the Agreement for the remainder of its duration.

XI - TERM

11.1. The present Agreement shall remain in effect until May 2, 2010 , provided that it meets the return expectations described below:

NET MARGIN YEARS FROM ENDING VALUE OF AVERAGE MARKET CONTRACT PER YEAR IF PROPOSED IPCA TARGETS (AMPLE CONSUMER PRICE INDEX) ARE NOT FULFILLED

1 st, 2 nd, 3 rd	5%	8%	5 th year (05/02/2005)
4 th, 5 th	5.5%	8%	7 th year (05/02/2007)
6 th, 7 th	6%	8%	8 th year (05/02/2008)
8 th , 9 th	6%	8%	10 th year (05/02/2010)

Paragraph 1 - If the expected return does not comply with the figures above in relation to the yearly average in the first three-year period of this Agreement, or in other words, until May 2, 2003 , its term shall be automatically reduced, terminating on May 2, 2005 . In this case, on May 2, 2003 , a management evaluation shall be required, including the participation of the executive area and the Company's Board of Directors.

Paragraph 2 - Groups C, D, E, F and G are granted the right to withdrawal up to 30% (thirty percent) of their affected shares from the Agreement starting with the 5th (fifth) year, at any time, leaving the other 70% (seventy percent) of affected shares bound by the Agreement during its term of validity.

Paragraph 3 - This Agreement shall terminate on May 2, 2005 in the case that such goals are not cumulatively met by the end of the 2003 fiscal year.

11.2. The Agreement's term shall be renewable for an equal period of 10 (ten) years, depending upon a renewal of the unanimous approval of the Parties .

XII - GENERAL CONDITIONS

12.1. The breach by the Parties, their heirs or successors, of any of the requirements stipulated in this Agreement shall subject the breaching party to the penalty provisions of Articles 639 to 641 of the Brazilian Code of Civil Procedure.

Sole Paragraph - In addition to being subject to the penalty provisions of the Code of Civil Procedure mentioned above, the Party which fails to fulfill all of the requirements stipulated in this instrument shall also be subject to the payment of resulting losses and damages to the other Parties. The Groups and the Foundation may also claim losses and damages separately.

12.2. For purposes of Article 118 of Brazilian Law No. 6.404 of 1976, one of the copies of the present Agreement shall be, upon the initiative of any one of the Parties to the Agreement, filed at the Company's headquarters, and the Company shall rigorously abide by all of its terms.

Sole Paragraph - The obligations contained in this Agreement shall be legally registered in the Company's books or in the records of the responsible financial institutions, and shall operate to prohibit any legal act or business dealings in violation of this Agreement, thus permitting the Company, in such case, to legitimately authorize or refuse to register such acts or dealings and consequently refuse to transfer the property or ownership rights over the shares subject to this Agreement, or the exercise of voting rights resulting from such acts or dealings.

12.3. All Parties declare that they have not signed, nor do they intend to sign as of this date, any other agreement, of any nature, whether among themselves or other Company shareholders, that may conflict with the obligations assumed under this Agreement. In the event that they have signed or come to sign such an agreement, such agreement shall be ineffective in relation to the Company and those other Parties signing the present Agreement, and such act shall subject the violator to the measures and penalties established in Clause 12.1.

12.4. Parties with controlling stakes in legal entities which hold affected shares hereby agree that they shall expend all efforts toward transforming their controlled corporations into Special Purpose Companies (SPC) for the single and exclusive purpose of holding a stake in the capital of the Company. Newly formed companies that come to hold shares affected by this Agreement must also have a Special Purpose (SPC).

12.5. Parties who are members of the Board of Directors, the Advisory Council, or Executive Management, or those individuals who occupy other positions considered relevant in the Company and/or its controlled companies, are required to refuse any position or, as the case may be, resign from such positions, and may not contribute their votes to the election of shareholders of other companies and/or institutions of any kind that could result in a conflict of interests with the Company, unless with the express consent of the absolute majority of the other Parties.

12.6. The invalidity, ineffectiveness or nullity of any of the clauses of this Agreement shall not imply, ipso facto , the invalidity, ineffectiveness or nullity of the remaining clauses.

12.7. The tolerance of any of the Parties to the Agreement with respect to delays in the other parties' fulfillment of the obligations assumed in this Agreement shall not be deemed a novation of any of the provisions, or a waiver of any of the rights, contained herein.

12.8. The Parties agree to make the necessary changes to the Company's Bylaws as a result of this Agreement by April 30, 2000 , and to those holding companies subscribing to this Agreement, for the creation of Special Purpose Companies, by August 30, 2000 .

12.9. Cases not covered by this Agreement or conflicts of interest between Parties of the same Group shall be considered a priority and be amicable resolved internally. The same criteria shall be applied when a conflict occurs between Groups during Preliminary Meetings.

Paragraph 1 - If an impasse remains, the Parties shall submit the issue to a single arbiter, and all involved parties shall be required to honor the decision made by the arbiter without restriction or any exc ept ions. The sole arbiter shall be selected by votes representing 75% (seventy-five percent) of the affected shares.

Paragraph 2 - The Courts of the Capital of São Paulo are hereby selected as the forum for resolving other issues and questions arising from the present Agreement that cannot be resolved in the manner prescribed in § 1.

12.10. This Agreement replaces and revokes all other previous agreements.

12.11. This Agreement may only be amended by a written instrument signed by all Parties.

Therefore, having so agreed, the Parties sign the present instrument in 4 (four) original versions of equal form and content, in the presence of two witnesses.

São Paulo , October 5, 1999

SADIA S. A. SHAREHOLDERS' AGREEMENT

Current Parties to the Agreement *

Dated March 15, 2004

* INCLUDING TRANSFERS OF SHARES BY PARTIES TO THE AGREEMENT, AND THE ENTRY OF NEW, AND WITHDRAWAL OF FORMER, PARTIES OCCURRING BETWEEN OCTOBER 5, 1999 (AGREEMENT SIGNING DATE) AND MARCH 15, 2004.

Group A = 12.58%

Sunflower Participações S.A.

Maria Aparecida Cunha Fontana

Attilio Fontana Neto

Walter Fontana Filho

Vania Cunha Fontana

Group B = 16.27%

Administradora e Comercial Old Ltda.

Ana Maria Gonçalves Furlan

Diva Helena Furlan

Gabriella Furlan Villares

Leila Maria Furlan da Silva Telles

Lucila Maria Furlan Uchôa Cavalcanti

Lucy Fontana Furlan

Luiz Fernando Furlan

Osório Henrique Furlan

Osório Henrique Furlan Júnior

Group C = 5.07%

Eduardo Fontana d'Avila

Yara Fontana d'Avila

Odylla Fontana d'Avila

Zoé Silveira d'Avila

Group D = 4.39%

Carla Maria Carvalho Fontana

Alfredo Felipe da Luz Sobrinho

Olga Maria de Carvalho Luz

Maria Helena Luz Balzini

Ruth Maria Carvalho Luz Malzoni

Group E = 7.56%

Itália Bordin Fontana

João Domingos Fontana

José Carlos Fontana

Marcelo Fontana

Maria Aparecida Fontana Mincaroni

Mário Fontana

Oneida Maria Schnitzer Fontana

Romano Ancelmo Fontana Filho

Vera Lúcia Fontana

Group F = 5.79%

Liana Filardi Fontana

Marina Fontana

Odeon Antonio Fontana

Ottoni Romano Fontana Filho

Pedro Alberto Fontana

Renata Fontana Pusset

Sandra Maria Fontana

Soely Machado Fontana

Victor Fuganti

Group G = 6.74%

Espólio de Omar Fontana

Denilda Pereira Fontana

Valéria Pereira Fontana

Maria Eugênia Pereira Fontana

Marise Pereira Fontana Cipriani

Group H = 6.74%

Raul Mena Barreto dos Reis

Maria Terezinha Fontana dos Reis

Sergio Fontana dos Reis

Omar Fontana dos Reis

Simone Fontana dos Reis

AGREEMENT TOTAL = 68.17% OF THE SADIA S.A. VOTING CAPITAL REPRESENTED BY COMMON NOMINATIVE SHARES WITH VOTING RIGHTS